Exhibit 3.77

State of Delaware Secretary of State Division of Corporations Delivered 12:34 PM 02/04/2014 FILED 12:34 PM 02/04/2014 SRV 140129977 - 5477322 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is BMCH Tennessee, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, # 400                      in the City of Wilmington                        . Zip code 19808                 . The name of its Registered agent at such address is The Company Corporation

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                                                                  .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 4th              day of February         ,                      2014.

BY:	/s/ James F. Mosier
Authorized Person (s)

Name:	James F. Mosier